FOR IMMEDIATE RELEASE
November 6, 2019

Genesis Energy, L.P. Reports Third Quarter 2019 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
We generated the following financial results for the third quarter of 2019:

•	Net Income Attributable to Genesis Energy, L.P. of $17.6 million for the third quarter of 2019 compared to Net Loss Attributable to Genesis Energy, L.P. of $0.3 million for the same period in 2018.

•	Cash Flows from Operating Activities of $136.1 million for the third quarter of 2019 compared to $156.7 million for the same period in 2018.

•	Total Segment Margin in the third quarter of 2019 of $175.8 million.

•
Available Cash before Reserves to common unitholders of $82.5 million for the third quarter of 2019, which provided 1.22X coverage for the quarterly distribution of $0.55 per common unit attributable to the third quarter.

•
We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•
Adjusted EBITDA of $162.8 million in the third quarter of 2019. Our bank leverage ratio, calculated consistent with our credit agreement, is 4.91X as of September 30, 2019 and is discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “For the quarter, our diversified businesses performed consistent with our expectations, especially given some of the factors we discussed on our previous quarterly call. We generated total Segment Margin of $175.8 million, up sequentially after adjusting for the one-time cash payment we received in the second quarter associated with the resolution of a crude oil supply agreement.
During the third quarter, we experienced significant disruptions to the throughput on our offshore pipelines as the producing community shut in production for Hurricane Barry. Coupled with the slower than expected return of a third-party provided communication system, our segment margin in our offshore group was several million dollars below our expectations.
We also mentioned in our previous quarterly call the supply chain disruptions some of our customers for sodium hydrosulfide were experiencing in July and August. While since resolved, their duration in the third quarter, along with production issues at several of our host refineries, negatively affected the financial performance of our refinery services business by several million dollars.
Subsequent to our previous call, on August 20, 2019, the provincial government of Alberta announced its intent to extend the self-imposed production curtailments, not only through 2019 but also through the entirety of 2020. Our affirmation of guidance for fiscal 2019, albeit at the lower end of the range, assumed, as many in the industry did, that the provincial government would continue on its path to reduce the curtailments linearly by the end of 2019. Because of these actions, the movement of crude from Canada to our facilities on the Gulf Coast for all of our shippers became uneconomic in the third quarter, and total volumes we received began to ramp down in August and were near zero in September and have continued near zero in October. The lower than expected volumes negatively impacted our reported segment margin by several million dollars for the third quarter.
As a result, and driven in large part by non-recurring items, in addition to the changed incentives for the movement of crude out of Canada in the second half of 2019, we must reduce our full year 2019 guidance for Adjusted EBITDA to a range of $660-$670 million1, or around 3-4% below what we reasonably expected ninety days ago. Unfortunately, the quarterly results, net

1 We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure without unreasonable efforts. The probable significance is that such comparable GAAP financial measure may be materially different.

of all these negative items, mask, what we believe is, the strength of the underlying fundamentals of our businesses and their future prospects.
During the quarter, we experienced throughput on our offshore pipelines consistent with our expectations, independent of unexpected downtime associated with Hurricane Barry, and we remain excited about the level of drilling and development activities in the central Gulf of Mexico. We have recently entered into agreements to move forty thousand barrels per day on CHOPS and twenty thousand barrels per day on Poseidon that are delivered to us by a third-party pipeline that has insufficient capacity to deliver such volumes all the way to shore. The agreements include ship-or-pay provisions, have terms as long as five years and required no capital on our part. Most of these volumes were flowing in the third quarter.
We are finalizing agreements to move a total of what is anticipated to be twenty-five to thirty-five thousand barrels per day of new production on Poseidon. These will be life-of-lease dedications from several new tie-back developments, with five to ten thousand barrels per day anticipated by the end of this year and twenty to twenty-five thousand barrels per day anticipated in mid-2020. The volumes expected mid-next year will flow through one of our wholly-owned laterals that connects subsea into Poseidon. No capital will be required by us to provide these movements.
Additionally, we are finalizing agreements with the operator of a new deepwater floating production unit designed to exploit local reserves and serve as a production hub for sub-sea, tie-back opportunities. The total design capacity of the new facility is eighty thousand barrels of oil per day and one hundred million cubic feet of gas per day. No capital will be required by us, as the producers are obligated to build to our existing facilities for downstream transportation. The oil will be one hundred percent dedicated to one of our wholly-owned laterals and split almost evenly for transportation to shore on CHOPS and Poseidon. The gas will be one hundred percent dedicated to our Anaconda gas pipeline. The agreements will contain ship-or-pay provisions, dedicate all known and future production through and across the facility to us, and have a term coincident with the useful life of the floating production unit which is designed for a minimum of forty years. First deliveries of oil and gas from this new development into our facilities is anticipated in mid-2022. This is just six months behind the anticipated first deliveries from Argos (formerly Mad Dog 2) of up to one hundred and forty thousand barrels a day into CHOPS. However, unless and until the parties enter into definitive agreements, there is no guarantee that we will be successful in capturing some or any of these volumes.
On September 23rd, we announced our final investment decision to expand our Granger soda ash facility by approximately 750 thousand tons per year. The expansion, through a combination of the incremental tons and margin improvement on the existing production, is expected to generate approximately $60 million in incremental annual EBITDA1 beginning in mid-to-late 2022 for a total anticipated capital expenditure of $330 million (including contingency) to be spent over the next three years. We estimate the Granger production facility, as expanded to approximately 1.3 million tons per year, has a minimum reserve life of well in excess of 125 years.
In conjunction with such decision, we entered into agreements with funds affiliated with GSO Capital Partners LP for the purchase of up to $350 million of fully redeemable, preferred interests in all of our soda ash operations, thereby providing an external source for up to all of the anticipated capital expenditures of the expansion. The structure of the financing arrangement is credit neutral to Genesis and requires no cash outlays or payments by us during the anticipated 36 month construction period. After exhaustive evaluations, we concluded this was the best way to pursue such an accretive opportunity given the current state of capital markets and allow Genesis to maintain its position as North America’s largest producer of natural soda ash. We believe the structure provides Genesis with significant optionality over the construction period to use excess cash flow to pay down borrowings under our senior secured credit facility or internally fund a portion of the expansion or any future opportunities across our diverse and market leading business segments.
Looking towards 2020, on October 31st, the provincial government of Alberta announced, that beginning in December, curtailment relief will be granted to operators for incremental production that is shipped by rail. We view this as a potential catalyst going in to 2020 as certain of our customers have incremental rail capacity and the ability to increase production that otherwise would not get produced.
As we near the end of 2019 and begin focusing on 2020 and beyond, the fundamentals of our businesses remain solid and our prospects are exciting and increasingly clear as discussed above. We reasonably expect Segment Margin in our offshore pipeline transportation segment to be up $20-$30 million year over year in 2020. With the production hiccups behind us and assuming no significant slowdown in economic activity, we would expect our sodium minerals and sulfur services Segment Margin to be stable to slightly up year over year. Likewise, we expect stable to marginally improved performance in our marine transportation segment in 2020. We also believe, based on the curtailment relief described above, that we should average at least one train a day, approximately less than half of our capacity, at our Scenic Station facility in Baton Rouge, which would increase Segment Margin in our onshore facilities and transportation segment by approximately $10 million in 2020 over 2019. Outside of our Granger expansion project, which is fully committed to be funded by GSO, we do not currently anticipate any significant growth projects in 2020 and we expect our maintenance capital expenditures to be consistent with prior years.
Independent of achieving the above, we believe that in 2020, based on our current expected cash outflows, including all interest, cash distributions, and capital expenditures, we will be cash flow positive. If some or all of the margin improvements above come to fruition, we will have even stronger cash flow and higher coverage of our current cash distributions and will be able to proceed more rapidly with de-levering our balance sheet towards our long-term leverage target of 4.0 times.
As always, we intend to be prudent, diligent and intelligent in achieving and maintaining the financial flexibility to allow the partnership to opportunistically build long-term value for all our stakeholders without ever losing our commitment to safe, reliable and responsible operations.”

Financial Results
Segment Margin
Variances between the third quarter of 2019 (the “2019 Quarter”) and the third quarter of 2018 (the “2018 Quarter”) in these components are explained below.
Segment margin results for the 2019 Quarter and 2018 Quarter were as follows:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Offshore pipeline transportation	$81,060	$70,963
Sodium minerals and sulfur services	55,258	63,942
Onshore facilities and transportation	24,829	36,189
Marine transportation	14,672	12,113
Total Segment Margin	$175,819	$183,207

Offshore pipeline transportation Segment Margin for the 2019 Quarter increased $10.1 million, or 14%, from the 2018 Quarter, primarily due to higher volumes on our crude oil pipeline systems. These increased volumes are the result of (i) the ramping of volumes from the Buckskin and Hadrian North production fields to expected levels, both of which are fully dedicated to our SEKCO pipeline and further downstream, our Poseidon oil pipeline system, and (ii) the continued receipt of volumes on our CHOPS and Poseidon pipeline systems due to deliveries from a third party pipeline that has insufficient capacity to deliver its committed volumes to shore.
    Sodium minerals and sulfur services Segment Margin for the 2019 Quarter decreased $8.7 million, or 14%. This decrease is primarily due to lower NaHS volumes during the 2019 Quarter in our refinery services businesses. The lower volumes are attributable to supply chain disruptions some of our customers experienced during the 2019 Quarter along with production issues at several of our host refineries. Soda ash volumes increased in the 2019 Quarter relative to the 2018 Quarter primarily due to the timing of planned maintenance activities, which had a negative impact to the 2018 Quarter. During 2019, all major planned maintenance activities were completed in the first half of the year. Overall, the contributions from our Alkali Business have continued to exceed our expectations and the volumes during the third quarter of 2019 returned to expected levels.
Onshore facilities and transportation Segment Margin for the 2019 Quarter decreased $11.4 million, or 31%. This decrease is primarily due to lower crude oil pipeline and rail unload volumes during the 2019 Quarter. The lower volumes in the 2019 Quarter are due to the divestiture of our Powder River Basin midstream assets in the fourth quarter of 2018 and the continued effects of production curtailments by the Canadian government during 2019 impacting our Louisiana pipeline and rail unload volumes. Additionally, while the volumes on our Texas system increased during the 2019 Quarter, we were only able to recognize our minimum volume commitment because our main customer utilized its remaining prepaid transportation credits.
Marine transportation Segment Margin for the 2019 Quarter increased $2.6 million, or 21%, from the 2018 Quarter. This increase in Segment Margin is primarily attributable to higher average day rates in the inland and offshore markets that have been advantageous for both spot and term contracts, while our utilization was relatively flat between the 2019 and 2018 periods. While we have seen a slight uptick in day rates, we have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market are still near cyclical lows. This was partially offset by an increase in operating costs during the 2019 Quarter relative to the 2018 Quarter due to an increase in dry-docking costs in both our inland and offshore fleet.

Other Components of Net Income
In the 2019 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $17.6 million compared to Net Loss Attributable to Genesis Energy, L.P. of $0.3 million in the 2018 Quarter. Net Income Attributable to Genesis Energy, L.P. in the 2019 Quarter benefited from: (i) an unrealized gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred units of $8.0 million compared to an unrealized gain of $1.8 million during the 2018 Quarter; (ii) lower interest expense of $4.1 million attributable to our lower average outstanding indebtedness relative to the 2018 Quarter; (iii) lower depreciation, depletion and amortization expense by $8.4 million due to the 2018 Quarter including the write-off of certain ARO assets associated with the abandonment of gas assets in our offshore segment; and (iv) lower general and administrative expenses of $9.2 million primarily due to the 2018 Quarter including certain dispute costs. These increases were offset by lower segment margin reported during the 2019 Quarter of $7.4 million and a gain on asset sales of $3.4 million reported during the 2018 Quarter.
Earnings Conference Call
We will broadcast our Earnings Conference Call on Wednesday, November 6, 2019, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES	$621,697	$745,278	$1,876,491	$2,223,474

COSTS AND EXPENSES:
Costs of sales and operating expenses	470,389	586,408	1,394,117	1,766,485
General and administrative expenses	14,999	24,209	40,097	49,412
Depreciation, depletion and amortization	83,522	91,876	240,513	244,811
Gain on sale of assets	—	(3,363)	—	(3,363)
OPERATING INCOME	52,787	46,148	201,764	166,129
Equity in earnings of equity investees	11,830	9,492	39,873	28,388
Interest expense	(54,673)	(58,819)	(165,881)	(172,864)
Other income (expense)	7,974	1,828	306	(3,604)
INCOME (LOSS) BEFORE INCOME TAXES	17,918	(1,351)	76,062	18,049
Income tax expense	(111)	(283)	(656)	(914)
NET INCOME (LOSS)	17,807	(1,634)	75,406	17,135
Net loss (income) attributable to noncontrolling interests	22	1,311	(1,503)	1,573
Net income attributable to redeemable noncontrolling interests	(272)	—	(272)	—
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$17,557	$(323)	$73,631	$18,708
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(17,635)	(55,783)	(51,780)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(1,127)	$(17,958)	$17,848	$(33,072)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.01)	$(0.15)	$0.15	$(0.27)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	231,635	225,186	234,070	202,159
Poseidon (1)	249,209	224,053	255,811	229,382
Odyssey (1)	144,995	129,777	148,945	109,897
GOPL	9,796	13,217	10,046	10,707
Offshore crude oil pipelines total	635,635	592,233	648,872	552,145

Natural gas transportation volumes (MMbtus/d) (1)	396,408	447,460	420,595	436,023

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	26,806	39,242	97,076	114,546
Soda Ash volumes (short tons sold)	951,172	886,253	2,646,582	2,739,253
NaOH (caustic soda) volumes (dry short tons sold) (2)	18,844	29,357	60,171	87,190

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	51,492	33,948	47,265	28,055
Jay	10,292	13,548	10,644	14,475
Mississippi	6,015	5,603	5,988	6,520
Louisiana (3)	115,519	150,322	114,337	139,234
Wyoming (4)	—	38,391	—	33,957
Onshore crude oil pipelines total	183,318	241,812	178,234	222,241

Free State- CO2 Pipeline (Mcf/day)	76,914	104,628	86,294	101,764

Crude oil and petroleum products sales (barrels/day)	33,244	44,288	32,593	48,618

Rail unload volumes (barrels/day) (5)	78,696	83,557	87,745	63,194

Marine Transportation Segment
Inland Fleet Utilization Percentage (6)	97.2%	98.6%	97.5%	94.7%
Offshore Fleet Utilization Percentage (6)	92.4%	90.9%	94.2%	92.5%

(1)	Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.

(2)	Caustic soda sales volumes also include volumes sold from our Alkali Business.

(3)
Total daily volume for the three and nine months ended September 30, 2019 includes 45,657 and 54,153 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three and nine months ended September 30, 2018 includes 60,896 and 57,022 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.

(4)	Our Powder River Basin midstream assets were divested during the fourth quarter of 2018.

(5)	Indicates total barrels for which fees were charged for unloading at all rail facilities.

(6)	Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$56,609	$10,300
Accounts receivable - trade, net	330,581	323,462
Inventories	72,087	73,531
Other current assets	58,469	35,986
Total current assets	517,746	443,279
Fixed assets and mineral leaseholds, net	4,866,365	4,977,514
Investment in direct financing leases, net	110,094	116,925
Equity investees	336,900	355,085
Intangible assets, net	142,715	162,602
Goodwill	301,959	301,959
Right of use assets, net	184,723	—
Other assets, net	100,179	121,707
Total assets	$6,560,681	$6,479,071
LIABILITIES AND CAPITAL
Accounts payable - trade	$188,703	$127,327
Accrued liabilities	225,222	205,507
Total current liabilities	413,925	332,834
Senior secured credit facility	947,000	970,100
Senior unsecured notes, net of debt issuance costs	2,468,033	2,462,363
Deferred tax liabilities	12,872	12,576
Other long-term liabilities	377,167	259,198
Total liabilities	4,218,997	4,037,071
Mezzanine capital:
Class A convertible preferred units	790,115	761,466
Redeemable noncontrolling interests	49,672	—
Partners' capital:
Common unitholders	1,507,054	1,690,799
Accumulated other comprehensive income	939	939
Noncontrolling interests	(6,096)	(11,204)
Total partners' capital	1,501,897	1,680,534
Total liabilities, mezzanine capital and partners' capital	$6,560,681	$6,479,071

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2019	2018
Net income (loss) attributable to Genesis Energy, L.P.	$17,557	$(323)
Corporate general and administrative expenses	15,276	23,760
Depreciation, depletion, amortization and accretion	87,209	94,522
Interest expense, net	54,673	58,819
Income tax expense	111	283
Gain on sale of assets	—	(3,363)
Equity compensation adjustments	—	40
Provision for leased items no longer in use	(461)	(181)
Redeemable noncontrolling interest redemption value adjustments (1)	272	—
Plus (minus) Select Items, net	1,182	9,650
Segment Margin (2)	$175,819	$183,207

(1)	Includes distributions paid in kind attributable to the period and accretion on the redemption feature.

(2)	See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Net income (loss) attributable to Genesis Energy, L.P.	$17,557	$(323)
Interest expense, net	54,673	58,819
Income tax expense	111	283
Depreciation, depletion, amortization, and accretion	87,209	94,522
EBITDA	159,550	153,301
Redeemable noncontrolling interest redemption value adjustments (1)	272	—
Plus (minus) Select Items, net	2,990	23,634
Adjusted EBITDA, net(2)	162,812	176,935
Maintenance capital utilized(3)	(6,825)	(5,200)
Interest expense, net	(54,673)	(58,819)
Cash tax expense	(149)	(234)
Cash distributions to preferred unitholders(4)	(18,684)	—
Other	—	1
Available Cash before Reserves(5)	$82,481	$112,683

(1)	Includes distributions paid in kind attributable to the period and accretion on the redemption feature.

(2)	The 2018 Quarter includes a one-time gain on sale of assets of $3.4 million.

(3)
Maintenance capital expenditures in the 2019 Quarter and 2018 Quarter were $26.8 million and $21.9 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(4)	Distributions to preferred unitholders that is attributable to the 2019 Quarter and payable on November 14, 2019 to unitholders of record at the close of business on October 31, 2019.

(5)	Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities	$136,119	$156,748
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	54,673	58,819
Amortization of debt issuance costs and discount	(2,695)	(2,669)
Effects of available cash from equity method investees not included in operating cash flows	7,521	8,214
Net effect of changes in components of operating assets and liabilities	(32,263)	(61,485)
Non-cash effect of long-term incentive compensation expense	(2,475)	(1,745)
Expenses related to acquiring or constructing growth capital assets	2,964	1,550
Differences in timing of cash receipts for certain contractual arrangements (1)	1,249	(792)
Other items, net	(2,281)	14,932
Gain on sale of assets	—	3,363
Adjusted EBITDA	$162,812	$176,935

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2019
Senior secured credit facility	$947,000
Senior unsecured notes	2,468,033
Less: Outstanding inventory financing sublimit borrowings	(12,600)
Less: Cash and cash equivalents	(15,000)
Adjusted Debt (1)	$3,387,433

Pro Forma LTM
September 30, 2019
Adjusted Consolidated EBITDA (per our senior secured credit facility) (2)	$690,033

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.91X

(1)
We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period. The maximum cash adjustment we can have based on our credit agreement is $15 million.

(2)	Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information;

various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.

The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended September 30,
		2019	2018
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$1,249	$(792)
	Adjustment regarding direct financing leases (2)	2,131	1,931
	Certain non-cash items:
	Unrealized gains on derivative transactions excluding fair value hedges, net of changes in inventory value	(10,398)	(1,989)
	Adjustment regarding equity investees (3)	7,682	7,552
	Other	518	2,948
	Sub-total Select Items, net (4)	1,182	9,650
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (5)	2,964	1,550
	Equity compensation adjustments	—	39
	Other(6)	(1,156)	12,395
	Total Select Items, net (7)	$2,990	$23,634

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)	Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.

(3)	Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.

(4)	Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.

(5)	Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.

(6)	The 2018 Quarter includes general and administrative costs associated with certain dispute costs.

(7)	Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521